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                         [AMERIANA BANCORP LETTERHEAD]


                                                 Contact:  Paul W. Prior
                                                           Chairman of the Board
                                                           (765) 529-2230


            AMERIANA BANCORP NAMES JEROME J. GASSEN PRESIDENT AND CEO

NEW CASTLE, Ind. (May 2, 2005) - Paul W. Prior, Chairman of the Board of Ameriana Bancorp (NASDAQ/NM: ASBI), today announced that the Company has named Jerome J. Gassen (age 55) President and Chief Executive Officer of Ameriana Bancorp and Ameriana Bank and Trust effective June 1, 2005. He will succeed Harry J. Bailey (age 62), who had previously announced plans to take early retirement.

         Commenting on the announcement, Prior said, "We are very pleased with the outcome of this thorough and exhaustive executive search process. In Jerry Gassen, we think we've found a person with the leadership abilities needed to sustain and build on the successful environment we have created for our customers and shareholders. With a banking career that spans more than 30 years, Jerry is widely recognized as a dynamic, visionary leader, who also is passionately dedicated to customer satisfaction and community involvement. We expect to benefit from his experience in all areas of banking and business management and look forward to his contributions as we move forward in this rapidly changing, challenging and exciting industry."

         Most recently, Gassen was Executive Vice President of Old National Bancorp of Evansville, Indiana, where since 2003 he was responsible for all banking activities and operations of the bank, which has 130 offices located in Indiana, Kentucky, Illinois, Tennessee, Missouri, and Ohio. He also served as a member of the Chairman's Committee, Discount Committee, Balance Sheet Management Committee, and was a member of the Bank's Board of Directors. He was affiliated with Old National Bank in various management positions since January 2000, when Old National acquired ANB Corp and its bank, American National Bank & Trust Company, of Muncie, Indiana. Before the acquisition, Gassen was President and Chief Executive Officer of that 21-branch east-central Indiana financial institution, which had assets of $525 million. He also was affiliated previously with Firstar Corporation in Iowa and Wisconsin.

         Active in community and charitable organizations, Gassen currently serves as a member of the Miller College of Business Advisory Board of Directors of Ball State University, a member of the Board of Directors of Cardinal Health Systems Inc., and a member of the finance committee for the Muncie and Delaware County Community Foundation, and has served as past president of the Boards of Directors of the Muncie Symphony Orchestra and the Muncie and Delaware County Chamber of Commerce.

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ASBI Names Gassen President and CEO
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May 2, 2005

         Gassen received a Bachelor of Science degree in English and Education from the University of Wisconsin-Milwaukee, a Master of Arts degree in English from the University of Wisconsin-Milwaukee, and a Master of Business Administration degree from Marquette University. He also completed the Graduate School of Banking at Prochnow Graduate School of Banking in Madison, Wisconsin.

         In closing, Prior commended Bailey on his long and faithful service to Ameriana. "We have been extremely fortunate to have benefited from Harry Bailey's leadership for more than 20 years at Ameriana, where he has distinguished himself and helped make us one of the top banking organizations in this area," Prior said. "He has overseen a period of dramatic growth during his tenure as CEO, commencing in 1990, with our franchise doubling to 10 offices and with total assets rising approximately 58%. Perhaps more important than the sheer expansion of our footprint has been Harry's focus on positioning new branches to extend our market, enter the Indianapolis area, and begin to fill the Hancock County corridor. He also has provided a steady hand at the helm during some tumultuous times for our company, industry and country. We are grateful for his dedication to Ameriana and wish him the very best in his retirement." Bailey's retirement is effective as of May 31, 2005, although he plans to serve as a consultant to the Company for a period of three years to ensure a smooth transition.

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in the central Indiana area. As its name implies, Ameriana Bank and Trust also offers trust and investment management services, has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "think" and "expect," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the amount of losses incurred from the liquidation of certain of the Company's investments, the eventual outcome of litigation to enforce certain surety agreements, pending transactions for the sale of certain branches and related assets, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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